EXHIBIT 99.1

                                   TRANSLATION

SEC               The  Office  of  the  Securities  and  Exchange  Commission

                                16  July  1998

To     Managing  Director
               Siam  City  Asset  Management  Company  Limited

               Ref: Kor Lor Tor. Nor. 1179/1998 Re: Application to establish
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               and manage the Bangkok  Real  Estate  Fund
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          This is in reference to the letters from your company reference number
SCIAM 080/1997 dated 30th April 1998 and 089/1998 dated 12 May 1998 and 109/1998 and  110/1998  dated  4  June  1998 and 112/1998 dated 15 June 1998 and 120/1998 dated 24 June 1998 and 125/1998 dated 30 June 1998 relating to the filing of an application to set up and manage the Bangkok Real Estate Fund which is a closed end property fund established for the purpose of resolving financial institutions problems, having total assets of 1,000 million baht and no expiry date.

          The office of the SEC has resolved to grant approval for your company to set up and manage the Bangkok Real Estate Fund which is a closed end property fund established for the purpose of resolving financial institutions problems, having total assets of 1,000 million baht and no expiry date. The office of the SEC has made an exception in that it will allows Asia Properties Inc to be the sole unitholder holding all the units of Bangkok Real Estate Fund. Where Asia Properties Inc intends to make a public offering and has not been registered with a foreign SEC, Asia Properties Inc must be established with the objective of investing in mutual funds only in Thailand and must have at least 10 shareholders who are institutional investors for the entire duration of the Bangkok Real Estate Fund.

          Please  be  informed  accordingly.

                                   Yours  sincerely,

                                   (Prakorn  Malakun  Na  Ayuthia)
                                     secretary

Department  of  Investment  Management  Supervision
Telephone.  252-3223  extension  2719

                                        Certified  correct  translation

                                        /S/  SIRIPEN  VONGNARA
                                        ----------------------
                                             Siripen  Vongnara